Exhibit 99.1

EMPIRE STATE BUILDING OBSERVATORY IS CLOSED AT THIS TIME DUE TO COVID-19

New York, New York, March 17, 2020 — Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that the Empire State Building Observatory is closed at this time.

Please check www.empirestatebuilding.com and the Empire State Building’s social media channels for updates.

As disclosed in the Company’s most recent supplemental dated December 31, 2019, the Observatory generated net operating income (“NOI”) of $13 million in the first quarter of 2019 and $24 million in the second quarter of 2019. A reconciliation of NOI to net income is provided in the supplemental, which can be found on the investor relations section of the Company’s website.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of December 31, 2019, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words such as “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” or the negative of these words or similar words or expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. Such factors and risks include, without limitation, a failure of conditions or performance regarding any event or transaction described above, regulatory changes, and other risks and uncertainties described from time to time in the Company’s filings with the SEC, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 under the headings “Risk Factors”. Except as may be required by law, the Company does not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com